Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION RETIRES $20.2 MILLION OF
CONVERTIBLE NOTES
— Company Provides Update on New Focus Integration and Cost Reduction Measures —
     Irvine, California — December 16, 2009 — Newport Corporation (NASDAQ: NEWP) today reported that it has used $18.7 million of cash to retire $20.2 million of its convertible subordinated notes. As a result of this transaction, the company’s results for the fourth quarter of 2009 will be positively impacted by a total of $0.5 million due to the gain on extinguishment of debt and the lower interest expense for the period. In addition, due to the reduction in the company’s total debt, it expects to incur lower interest expense in 2010 and beyond. Newport estimates that this reduction will result in approximately $0.03 of incremental earnings per diluted share in 2010.
     Newport had previously retired $28.0 million of its convertible subordinated notes in the fourth quarter of 2008, and after this additional $20.2 million retirement, the company now has $126.8 million in convertible notes outstanding. The notes mature on February 15, 2012, and bear interest at a rate of 2.5% per year. However, under generally accepted accounting principles, the company is required to record an additional 3.75% per year of non-cash interest expense relating to the convertibility feature of the notes.
     The company also announced that integration activities related to its acquisition of New FocusTM from Oclaro, Inc. (NASDAQ: OCLR) in July 2009 and other previously announced cost reduction actions are now completed, including:
•	Moving to a larger facility in Wuxi, China’s export processing zone;

•	Relocating New Focus manufacturing from Shenzhen, China, to Wuxi, China;

•	Relocating New Focus activities from an Oclaro facility in San Jose, California, to other Newport facilities in California and Wuxi, China;

•	Relocating the U.S. operations of its Lasers Division from Mountain View, California, to Santa Clara, California; and

•	Outsourcing the manufacturing of laser products from its Ottawa, Canada site, and closing that facility.
     Robert J. Phillippy, President and Chief Executive Officer, said, “We have been very focused in 2009 on streamlining our operations and improving our competitive position during the worldwide downturn in macroeconomic conditions. By aggressively managing our expense base, we have continued to generate positive operating cash flow throughout this economic downturn. We believe that using our surplus cash to retire the convertible notes at a discount is a good financial decision for Newport, as it increases our net cash position and will be accretive to our earnings in 2010. Even after using the $18.7 million in cash, we expect to enter 2010 with over $130 million of cash, cash equivalents and marketable securities.”
     Mr. Phillippy continued, “We are pleased that the integration and cost reduction initiatives we have implemented during 2009 are now completed. These actions have reduced our expense base significantly, positioning us well to benefit from improved external market conditions that we have begun to experience in the second half of the year. If the current recovery from the depressed conditions experienced in late 2008 and the first half of 2009 continues, we believe we will achieve low double-digit revenue growth in 2010 compared with 2009 and will leverage that growth into significant profit improvement.”
ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation statements regarding the expected lower interest expense in 2010 and beyond, the expected accretion to its diluted earnings per share resulting from the note repurchase, its expected cash and marketable securities balance entering 2010, and its expectations regarding revenue and profit growth in 2010. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, Newport’s ability to successfully integrate the New Focus business, the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Annual Report on Form 10-K for the year ended January 3, 2009. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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